Exhibit 5.1
Promenade II, Suite 3100
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Tel: 404 815-3500
Fax: 404 815-3509
www.sgrlaw.com
John C. Ethridge, Jr.
Direct Tel: (404) 815-3634
Direct Fax: (404) 685-6934
Email: jethridge@sgrlaw.com
May 10, 2011
Board of Directors
SANUWAVE Health, Inc.
11680 Great Oaks Way, Suite 350
Alpharetta, Georgia

Re:	SANUWAVE Health, Inc. — Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel for SANUWAVE Health, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (“SEC”), on or about the date hereof, pursuant to the federal Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) covering: (a) 2,804,593 issued and outstanding shares (the “Secondary Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”), which are being registered in connection with the proposed sale of the Secondary Shares by the selling stockholders listed in the Registration Statement; and (b) 2,897,673 shares of the Common Stock (the “Warrant Shares”) reserved for issuance and issuable upon the exercise of certain outstanding warrants of the Company (the “Warrants”), which are being registered in connection with the proposed sale of the Warrant Shares upon exercise of the Warrants by the holders of such Warrants listed in the Registration Statement.
     This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of SEC Regulation S-K (12 C.F.R. § 229.601(b)(5)).
     We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, and officers or representatives of the Company, and others.

Board of Directors
May 10, 2011

     Based upon the foregoing, we are of the opinion that, under the laws of the State of Nevada: (a) the Secondary Shares have been duly authorized, and are legally issued, fully paid and non-assessable; and (b) the Warrant Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Warrants, will have been legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, SMITH, GAMBRELL & RUSSELL, LLP
By:	/s/ John C. Ethridge, Jr.
John C. Ethridge, Jr.